Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          DISCOVERY LABORATORIES, INC.

                             Pursuant to Section 242
                         of the General Corporation Law
                            of the State of Delaware

Discovery Laboratories, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

1.    The name of the Corporation is Discovery Laboratories, Inc.

2. The fourth paragraph of the Restated Certificate of Incorporation of the Corporation, as heretofore amended, is amended to read in its entirety as follows:

      "FOURTH: Authorization.

      The total number of shares of all classes of stock which the Corporation shall have authority to issue is 85,000,000 consisting of 80,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").

      The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of any shares of any series of Preferred
      Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance."

3. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Discovery Laboratories, Inc. has caused this Certificate of Amendment to be signed this 28th day of May, 2004.

                                          DISCOVERY LABORATORIES, INC.

                                          By: /s/ Robert J. Capetola
                                              ----------------------------------
                                              Name: Robert J. Capetola, Ph.D.
                                              Title:   President and
                                                       Chief Executive Officer



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